Exhibit 99.1

Contact:          Neenah Paper, Inc.
Bill McCarthy
Vice President — Financial Analysis and Investor Relations
678-518-3278

Neenah Announces Proposed $175 Million Senior Notes Offering

Alpharetta, Georgia — May 13, 2013 — Neenah Paper, Inc. (NYSE:NP) announced today that it intends, subject to market and other conditions, to offer $175 million in aggregate principal amount of senior unsecured notes due 2021 in a private placement. The notes will be offered only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended, and to non-U.S. persons outside of the United States under Regulation S under the Securities Act.

The Company intends to use the net proceeds of the offering to redeem in full the outstanding balance of its existing 7.375% senior notes due 2014, and to repay all borrowings under its secured revolving credit facility. Any remaining funds will be used for general corporate purposes.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

The notes to be issued in the offering have not been registered under the Securities Act, or any applicable state laws. Accordingly, the notes may not be offered or sold in the U.S. or to U.S. persons without registration or an applicable exemption under the Securities Act and applicable state securities laws.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the Securities and Exchange Commission, all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA. Any such forward-looking statements reflect our beliefs and assumptions and are based on information currently available to us and are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to: (i) unexpected challenges associated with the integration of the Wausau premium business; (ii) changes in prices for pulp, energy, latex and other raw materials, (iii) worldwide economic conditions, (iv) U.S. dollar/euro and other exchange rates, (v) significant capital and credit market volatility, (vi) the availability of raw materials, (vii) unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations and (viii) the ability of the company to realize anticipated cost savings. These and other factors that could cause or contribute to actual results differing materially from any forward-looking statements are discussed in more detail in our other filings with the Securities and Exchange Commission. Forward-looking statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Neenah Paper, Inc. cautions investors that any forward-looking statements we make are not guarantees or indicative of future performance.